UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

PERFORMANCE TECHNOLOGIES, INCORPORATED
_______________________________________
(Name of Issuer)

Common Stock
_______________________________________
 (Title of Class of Securities)

71376K102
__________________
(CUSIP Number)

December 31, 2011
_______________________________________
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/     /         Rule 13d-1(b)
/ X /         Rule 13d-1(c)
//  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP NO. 71376K102

1)	NAME OF REPORTING PERSON

Quaker Capital Management Corporation

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			(a) [ ]
			(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	1,494,115

	6)	SHARED VOTING POWER	0

	7)	SOLE DISPOSITIVE POWER	1,494,115

	8)	SHARED DISPOSITIVE POWER	0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			1,494,115
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		13.4%

12)	TYPE OF REPORTING PERSON		IA

SCHEDULE 13G/A
CUSIP NO. 71376K102

1)	NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			(a) [ ]
			(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	980,700

	6)	SHARED VOTING POWER	0

	7)	SOLE DISPOSITIVE POWER	980,700

	8)	SHARED DISPOSITIVE POWER	0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
	BY EACH REPORTING PERSON		980,700

10)	CHECK IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES	[ X ]

	Excludes 513,415 shares of the Issuer’s Common Stock owned of record by Quaker Capital Partners II, L.P.

11)	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW (9)		8.8%

12)	TYPE OF REPORTING PERSON		PN

SCHEDULE 13G/A
CUSIP NO. 71376K102

1)	NAME OF REPORTING PERSON

Quaker Premier, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			(a) [ ]
			(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	980,700

	6)	SHARED VOTING POWER	0

	7)	SOLE DISPOSITIVE POWER	980,700

	8)	SHARED DISPOSITIVE POWER	0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
	BY EACH REPORTING PERSON		980,700

10)	CHECK IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES	[ X ]

	Excludes 513,415 shares of the Issuer’s Common Stock owned of record by Quaker Capital Partners II, L.P.

11)	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW (9)		8.8%

12)	TYPE OF REPORTING PERSON		PN

SCHEDULE 13G/A
CUSIP NO. 71376K102
1)	NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
				(a) [ ]
				(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION			Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER		513,415

	6)	SHARED VOTING POWER		0

	7)	SOLE DISPOSITIVE POWER		513,415

	8)	SHARED DISPOSITIVE POWER		0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
	BY EACH REPORTING PERSON			513,415

10)	CHECK IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES		[ X ]

Excludes 980,700 shares of the Issuer’s Common Stock owned of record by Quaker Capital Partners I, L.P.

11)	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW (9)			4.6%

12)	TYPE OF REPORTING PERSON			PN

SCHEDULE 13G/A
CUSIP NO. 71376K102

1)	NAME OF REPORTING PERSON

Quaker Premier II, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			(a) [ ]
			(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	513,415

	6)	SHARED VOTING POWER	0

	7)	SOLE DISPOSITIVE POWER	513,415

	8)	SHARED DISPOSITIVE POWER	0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
	BY EACH REPORTING PERSON		513,415

10)	CHECK IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES	[ X ]

	Excludes 980,700 shares of the Issuer’s Common Stock owned of record by Quaker Capital Partners I, L.P.

11)	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW (9)		4.6%

12)	TYPE OF REPORTING PERSON		PN

SCHEDULE 13G/A
CUSIP NO. 71376K102

1)	NAME OF REPORTING PERSON

Mark G. Schoeppner

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
			(a) [ ]
			(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	0

	6)	SHARED VOTING POWER	0

	7)	SOLE DISPOSITIVE POWER	0

	8)	SHARED DISPOSITIVE POWER	0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
	BY EACH REPORTING PERSON		0

10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES	[ X ]

Mark G. Schoeppner disclaims beneficial ownership of 1,494,115 shares of the Issuer’s Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P.

11)	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW (9)		0%

14)	TYPE OF REPORTING PERSON		IN

SCHEDULE 13G/A
CUSIP NO. 71376K102

Item 1.
(a)	Name of Issuer
PERFORMANCE TECHNOLOGIES, INCORPORATED

(b)	Address of Issuer’s Principal Executive Offices
205 Indigo Creek Drive, Rochester, New York 14626

Item 2.
(a)	Names of Persons Filing
Quaker Capital Management Corporation
Quaker Capital Partners I, L.P.
Quaker Capital Partners II, L.P.
Quaker Premier, L.P.
Quaker Premier II, L.P.
Mark G. Schoeppner

(b)	Address of Principal Business Office or, if none, Residence

601 Technology Drive, Suite 310, Canonsburg, PA 15317

(c)	Citizenship
Quaker Capital Management Corporation - Pennsylvania corporation
Quaker Capital Partners I, L.P. – Delaware partnership
Quaker Capital Partners II, L.P.– Delaware partnership
Quaker Premier, L.P. – Delaware partnership
Quaker Premier II, L.P. – Delaware partnership
Mark G. Schoeppner – United States citizen

(d)	Title of Class of Securities
Common Stock

SCHEDULE 13G/A
CUSIP NO. 71376K102

(e)	CUSIP Number
71376K102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	/ /	Broker or dealer registered under section 15 of the Act;

(b)	/ /	Bank as defined in section 3(a)(6) of the Act;

(c)	/ /	Insurance company as defined in section 3(a)(19) of the Act;

(d)	/ /	Investment company registered under section 8 of the Investment Company Act of 1940;

(e)	/ X /	An investment adviser in accordance with §240.13d-1(b)(l)(ii)(E);

(f)	/ /	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	/ /	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	/ /	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	/ /	A non-U.S. institution in accordance with §240.13d-1(b)(l)(ii)(J);

(k)	/ /	Group, in accordance with §240.13d-1(b)(l)(ii)(K).

Item 4.	Ownership

Quaker Capital Management Corporation:

(a)	Amount Beneficially Owned: 1,494,115

SCHEDULE 13G/A
CUSIP NO. 71376K102

The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 1,494,115 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 13.4%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 1,494,115

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 1,494,115

	(iv)	Shared power to dispose or to direct the disposition of: 0

Quaker Capital Partners I, L.P.:

(a)	Amount Beneficially Owned: 980,700

The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 513,415 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 980,700

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 980,700

	(iv)	Shared power to dispose or to direct the disposition of: 0

SCHEDULE 13G/A
CUSIP NO. 71376K102

Quaker Premier, L.P.:

(a)	Amount Beneficially Owned: 980,700

The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 513,415 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 8.8%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 980,700

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 980,700

	(iv)	Shared power to dispose or to direct the disposition of: 0

Quaker Capital Partners II, L.P.:

(a)	Amount Beneficially Owned: 513,415

The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 980,700 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 4.6%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 513,415

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 513,415

SCHEDULE 13G/A
CUSIP NO. 71376K102

	(iv)	Shared power to dispose or to direct the disposition of: 0

Quaker Premier II, L.P.:

(a)	Amount Beneficially Owned: 513,415

The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 980,700 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 4.6%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 513,415

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 513,415

	(iv)	Shared power to dispose or to direct the disposition of: 0

Mark G. Schoeppner:

(a)	Amount Beneficially Owned: 0

The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,494,115 shares covered by this Schedule 13G/A.

(b)	Percent of Class: 0%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

SCHEDULE 13G/A
CUSIP NO. 71376K102

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G/A
CUSIP NO. 71376K102

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012	QUAKER CAPITAL MANAGEMENT CORPORATION

/s/ Mark G. Schoeppner
Mark G. Schoeppner, President

QUAKER CAPITAL PARTNERS I, L.P.

	By:	Quaker Premier, L.P., its general partner

		By:	Quaker Capital Management Corporation, its general partner

		By:	/s/ Mark G. Schoeppner Mark G. Schoeppner President

QUAKER PREMIER, L.P.

	By:	Quaker Capital Management Corporation, its general partner

		By:	/s/ Mark G. Schoeppner
Mark G. Schoeppner President

QUAKER CAPITAL PARTNERS II, L.P.

By:	Quaker Premier II, L.P., its general partner

	By:	Quaker Capital Management Corporation, its general partner

	By:	/s/ Mark G. Schoeppner
Mark G. Schoeppner President

QUAKER PREMIER II, L.P.

By:	Quaker Capital Management Corporation, its general partner

	By:	/s/ Mark G. Schoeppner
Mark G. Schoeppner President

/s/ Mark G. Schoeppner
Mark G. Schoeppner